Exhibit 99.1
Salisbury Bancorp, Inc. Press Release

Source: Salisbury Bancorp, Inc.

Salisbury Contact: John F. Perotti, President & CEO
860-435-9801 or jp@salisburybank.com

FOR IMMEDIATE RELEASE
November 23, 2004

SALISBURY BANCORP, INC. ANNOUNCES FOURTH QUARTER DIVIDEND

Lakeville, Connecticut, November 23, 2004/PRNewswire…The Board of Directors of Salisbury Bancorp, Inc. (AMEX: SAL), the holding company for Salisbury Bank and Trust Company declared a $.24 per common share quarterly cash dividend at their November 22, 2004 meeting. Dividends year-to-date for 2004 total $.96 per common share. This represents an increase of $.04 or 4.4% over the $.92 per share cash declared during the same period in 2003. The quarterly cash dividend will be paid on January 31, 2005 to shareholders of record as of December 31, 2004.

Salisbury Bancorp, Inc.‘s sole subsidiary, Salisbury Bank and Trust Company, is a Connecticut chartered commercial bank and trust company. On September 10, 2004, Canaan National Bancorp, Inc. merged into Salisbury Bancorp, Inc. and Canaan National Bank merged into Salisbury Bank and Trust Company. The banking offices of Canaan National Bank opened as branch offices of Salisbury Bank and Trust Company on September 13, 2004. Salisbury Bancorp, Inc. now has assets of $420 million and continues to serve the communities of northwestern Connecticut and proximate communities in New York and Massachusetts which it has done for approximately 150 years. Salisbury Bank and Trust Company is headquartered in Lakeville, Connecticut and operates full service branches in Canaan, Salisbury and Sharon, Connecticut and South Egremont, Massachusetts. The Bank offers a full compliment of consumer and business banking products and services as well as trust services.

Safe Harbor Statement: Except for the historical information contained in this press release, the matters described herein include forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management as well as the assumptions made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions, including among others: changes in market interest rates and general and regional economic conditions; changes in government regulations; changes in accounting principles; and the quality or composition of the loan and investment portfolios and other factors that may be described in the Company’s quarterly reports of Form 10-Q and its annual report on Form 10-K, each filed with the Securities and Exchange Commission, which are available at the Securities and Exchange Commission’s internet website (www.sec.gov) and to which reference is hereby made. Therefore, actual future results may differ significantly from results discussed in the forward looking statements.